Exhibit 99.1

LIFETIME BRANDS ANNOUNCES RESULTS FOR 2007

Reaffirms Financial Guidance for 2008

Company to Launch 2,500 Products in 1Q08

GARDEN CITY, N.Y., March 10, 2008 – Lifetime Brands, Inc. (Nasdaq NM: LCUT), North America's leading resource for nationally branded kitchenware, tabletop and home décor products, today announced, subject to final review of its auditors which is expected within the next several days, results for the year ended December 31, 2007.

Net sales for the year were $493.7 million, an increase of 7.9% over the net sales of $457.4 million that the Company reported for 2006.

Net income for the year was $8.9 million, or $0.68 per diluted share, compared to net income of $15.5 million, or $1.14 per diluted share, for 2006.

The Company’s net income for 2007 includes a charge of approximately $0.08 per diluted share related to the restructuring of Lifetime’s Direct to Consumer (“DTC”) business, as well as income of $0.15 per diluted share related to the sale of the Company’s former corporate office building. For the fourth quarter of 2007, Lifetime’s net sales totaled $155.1 million compared to net sales of $157.3 million for the same period in 2006. Including the charge to earnings for the restructuring of its DTC business, the Company reported net income of $5.4 million, or $0.40 per diluted share, for the quarter, as compared to net income of $9.5 million, or $0.63 per diluted share, for the 2006 period.

The income tax rate was 45.5% for the full year 2007 and 49.2% for the fourth quarter compared to 38.5% for both periods in 2006. The increase is primarily attributable to an increase in certain stock option expenses that are not deductible for income tax purposes and, to a lesser degree, the effect of DTC losses in certain states where the Company cannot recognize a tax benefit.

Jeffrey Siegel, Lifetime’s Chairman, President and Chief Executive Officer, commented, “The unfavorable retail environment during the fourth quarter negatively impacted many of Lifetime’s businesses. I am pleased to note that, despite the negative to flat same store sales growth experienced by many of our wholesale customers, most of our wholesale lines performed reasonably well during the quarter. In those areas that did not meet our expectations, we took corrective action to improve the Company’s performance on a going-forward basis.

“We determined that the Company would be best served by closing 30 of our retail stores, representing all those stores that would not be profitable on a “four-wall profit” basis. Going Out of Business Sales in those stores began in the second week of December, and will conclude at the end of the first quarter of 2008. This also has allowed us to reduce the overhead in our retail store division.

“In late 2007, we brought in new management to revitalize our wholesale dinnerware and glassware businesses; and, in the first quarter of 2008, we brought in new management to run the catalog and Internet segments of our DTC business, accelerating the shift away from traditional bricks and mortar retail.

“For 2008, we are focused on introducing a greatly expanded array of new and exciting products which we anticipate will enable Lifetime to take market share and drive profitable growth despite today’s difficult economy. In the first quarter alone, we will launch more than 2,500 new products that will be available for shipment in 2008. Among our new initiatives are (a) the Vasconia® line of housewares products designed to appeal to the Latina consumer, (b) new lines of upscale trash cans with unique features, to be sold under two of our most well-known brands, and (c) an entirely new line of products to be sold under the EcoWorld® brand made with a non-petroleum based plastic. EcoWorld® represents a unique and dramatically new approach that we believe provides an innovative solution for retailers that are committed to providing their consumers with a choice of environmentally friendly products.

“All of the Company’s new initiatives build on Lifetime’s traditional strengths – our unique innovation capabilities, outstanding brands, growing retail placement and advanced product sourcing. We also expect our 2008 results to benefit from full-year sales from the major new lines we launched late last year, including the Martha Stewart Collection™ at Macy’s and Food Network® branded kitchen tools, gadgets and cutlery at Kohl’s.

“We continue to expect net sales for 2008 to be in the range of $510 to $525 million and diluted earnings per share to be in the range of $0.86 to $1.06, net of the previously announced charge of $0.19 per diluted share due to the restructuring of our DTC business.

As of December 31, 2007, Lifetime had repurchased on the open market and retired 1,362,505 shares of common stock for a total cost of $22.7 million under the Company’s previously announced $40 million share buyback program.

Lifetime has scheduled a conference call for Monday, March 10th at 11:00 a.m. Eastern time to discuss fourth-quarter 2007 results. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Monday, March 17, 2008 and can be accessed by dialing (706) 645-9291, conference ID #36444429. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home décor, picture frames and bath accessories. The Company markets its products under some of the industry’s best known brands, including KitchenAid®, Farberware®, Pfaltzgraff®, Cuisinart®, Block® China and Crystal, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Lisa Jenks®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, :USE® and Vasconia®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried / Jody Burfening
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands – except per share data)

	Three months ended December 31, (unaudited)
	2007	2006

Net sales	$155,097	$157,274

Cost of sales	91,460	91,456
Distribution expenses	15,393	14,804
Selling, general and administrative expenses	36,986	33,767
Asset impairment and restructuring expenses	1,924	—

Income from operations	9,334	17,247

Interest expense	2,738	1,908
Other income, net	(4,056)	(51)

Income before income taxes	10,652	15,390

Income tax provision	5,246	5,931

NET INCOME	$ 5,406	$ 9,459

BASIC INCOME PER COMMON SHARE(1)	$ 0.44	$ 0.71

DILUTED INCOME PER COMMON SHARE(1)	$ 0.40	$ 0.63

See accompanying note (1)

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands – except per share data)

	Year ended December 31,
	2007	2006

Net sales	$493,725	$457,400

Cost of sales	288,997	265,749
Distribution expenses	53,493	49,729
Selling, general and administrative expenses	128,527	112,122
Asset impairment and restructuring expenses	1,924	―

Income from operations	20,784	29,800

Interest expense	8,397	4,576
Other income, net	(3,935)	(31)

Income before income taxes	16,322	25,255

Income tax provision	7,430	9,723

NET INCOME	$ 8,892	$ 15,532

BASIC INCOME PER COMMON SHARE(2)	$ 0.69	$ 1.18

DILUTED INCOME PER COMMON SHARE(2)	$ 0.68	$ 1.14

See accompanying note (2)

LIFETIME BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands - except share data)

	December 31,
ASSETS	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$ 4,172	$ 150
Accounts receivable, less allowances of $16,400 at 2007 and $12,097 at 2006	65,030	60,516
Inventory	143,684	155,350
Deferred income taxes	7,925	8,519
Prepaid expenses and other current assets	7,267	7,098
TOTAL CURRENT ASSETS	228,078	231,633

PROPERTY AND EQUIPMENT, net	54,332	42,722
GOODWILL	27,432	20,951
OTHER INTANGIBLES, net	35,383	42,391
INVESTMENT IN EKCO	22,950	―
OTHER ASSETS	3,240	5,367
TOTAL ASSETS	$371,415	$343,064
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Short-term borrowings	$ 13,500	$ 21,500
Accounts payable	21,759	15,585
Accrued expenses	31,504	45,743
Income taxes payable	4,520	6,899
TOTAL CURRENT LIABILITIES	71,283	89,727

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	14,481	5,522
DEFERRED INCOME TAXES	8,381	6,204
LONG-TERM DEBT	55,200	5,000
CONVERTIBLE NOTES	75,000	75,000

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 11,964,388 in 2007 and 13,283,313 in 2006	120	133
Paid-in capital	113,995	111,165
Retained earnings	33,250	50,235
Accumulated other comprehensive income	(295)	78
TOTAL STOCKHOLDERS’ EQUITY	147,070	161,611

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$371,415	$343,064

Notes:

(1)

Basic income per common share has been computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding. Diluted income per common share adjusts net income and basic income per common share for the effect of all potentially dilutive shares of the Company’s common stock. The calculations of basic and diluted income per common share for the three months ended December 31, 2007 and 2006 are as follows:

	Three months ended December 31, (unaudited)
	2007	2006

	(in thousands, except per share amounts)
Net income- Basic	$ 5,406	$ 9,459
Interest expense 4.75% Convertible Notes, net of tax	580	630
Net income- Diluted	$ 5,986	$ 10,089

Weighted- average shares outstanding – Basic	12,284	13,282
Effect of dilutive securities:
Stock options	108	150
4.75% Convertible Notes	2,679	2,679
Weighted- average shares outstanding – Diluted	15,071	16,111

Basic income per common share	$ 0.44	$ 0.71
Diluted income per common share	$ 0.40	$ 0.63

The computation of diluted income per common share for the three months ended December 31, 2007 and 2006 excludes options to purchase 1,493,000 and 1,063,000 shares of the Company’s common stock, respectively, due to their antidilutive effect.

(2)

Basic income per common share has been computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding. Diluted income per common share adjusts net income and basic income per common share for the effect of all potentially dilutive shares of the Company’s common stock. The calculations of basic and diluted income per common share for the years ended December 31, 2007 and 2006 are as follows:

	Year ended December 31,
	2007	2006

	(in thousands, except per share amounts)
Net income- Basic	$ 8,892	$15,532
Interest expense 4.75% Convertible Notes, net of tax	―	1,312
Net income- Diluted	$ 8,892	$16,844

Weighted- average shares outstanding – Basic	12,969	13,171
Effect of dilutive securities:
Stock options	130	183
4.75% Convertible Notes	―	1,362
Weighted- average shares outstanding – Diluted	13,099	14,716

Basic income per common share	$ 0.69	$ 1.18
Diluted income per common share	$ 0.68	$ 1.14

The computation of diluted income per common share for the years ended December 31, 2007 and 2006 excludes options to purchase 1,544,000 and 974,000 shares of the Company’s common stock, respectively, due to their antidilutive effect. The computation of diluted income per common share for the year ended December 31, 2007 also excludes 2,678,571 shares of the Company’s common stock issuable upon the conversion of the Company’s 4.75% Convertible Notes and related interest expense, due to its antidilutive effect.